Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Waverley Capital Acquisition Corp. 1 (the “Company”) on Amendment No. 2 to Form S-1 (File No. 333-254842) of our report dated March 29, 2021, except for Note 2, Note 4, Note 7, and Note 8, as to which the date is July 30, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Waverley Capital Acquisition Corp. 1 as of March 6, 2021 and for the period from March 1, 2021 (inception) through March 6, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/S/ MARCUM LLP

MARCUM LLP

Boston, MA

July 30, 2021